Sub-Item 77I

The Dreyfus/Laurel Funds Trust (the "Registrant")

- Dreyfus Emerging Markets Debt Local Currency Fund

- Dreyfus Equity Income Fund

The Registrant’s Board members previously approved, effective July 1, 2013, the creation of an additional class of shares, Class Y shares, descriptions of which appear in the documents incorporated by reference below:

1.       The sections of the Registrant's Prospectus under the headings "Fund Summary-Fees and Expenses" and "Shareholder Guide" and the Registrant's Statement of Additional Information, incorporated by reference to Post-Effective Amendment No. 177 to the Registrant's Registration Statement on Form N-1A, filed on June 26, 2013, effective as of July 1, 2013.

2.       The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n)(3) of Post-Effective Amendment No. 177  to the Registrant’s Registration Statement on Form N-1A, filed on June 26, 2013.